Exhibit 10.17

EXECUTION COPY

MAUSER HOLDING S.À R.L.,

Société à responsabilité limitée

Registered office: 5, rue Guillaume Kroll, L-1882 Luxembourg

Share capital: EUR 2,000,000

R.C.S. Luxembourg: B 186.922

To:	ING LUXEMBOURG S.A.

52, Route d’Esch

L-2965 Luxembourg

23 October 2015

Dear Sirs

PROGRAMME FOR THE PURCHASE OF TRADE RECEIVABLES OF MAUSER ENTITIES

1.	INTRODUCTION

1.1	We refer to the programme for the purchase of trade receivables (the “Programme”) contemplated by:

(a)	the Receivables Purchase Agreement dated 23 October 2015 between (amongst others) certain of our affiliates acting as originators and servicers (the “Mauser Entities”) and you as purchaser and transaction administrator (the “RPA”); and

(b)	the Servicing Agreement dated 23 October 2015 between (amongst others) each of the Mauser Entities as servicers and originators and you as purchaser and transaction administrator (the “Servicing Agreement” and together with the RPA, the “Guaranteed Agreements”).

1.2	Unless otherwise defined in this Letter, capitalised terms shall have the meanings given to them in the RPA.

1.3	We acknowledge that you have agreed to arrange the Programme in consideration of the fact that each Mauser Entity is a subsidiary of ours.

2.	GUARANTEE

(a)	We irrevocably and unconditionally:

(i)	guarantee to you, as an independent and primary obligation, punctual performance by each of the Mauser Entities of all its payment obligations under the Guaranteed Agreements, including but not limited to, all costs, fees and expenses evidenced by the corresponding invoices or receipts as referred to in Schedule 5 (Charges and Expenses) of the RPA, and undertake with you that whenever a Mauser Entity does not pay any amount when due under or in connection with any Guaranteed Agreement, we shall without undue delay on demand pay that amount as if we were the principal obligor of such obligation; and

(ii)	guarantee to you, as an independent and primary obligation, punctual performance by each Mauser Entity of all its other obligations under the Guaranteed Agreements.

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(b)	Our obligations under this Clause 2 constitute, and shall be construed so as to constitute, an independent guarantee on first demand (abstracte garantie op eerste verzoek/garantie indépendante à première demande) and not a surety (borgtocht/caution).

(c)	This guarantee is an unconditional, irrevocable and continuing guarantee and will extend to the ultimate balance of sums payable by any Mauser Entity under the Guaranteed Agreements, regardless of any intermediate payment or discharge in whole or in part.

3.	COMMON PROVISIONS

3.1	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Mauser Entity or any security for those obligations or otherwise) is made by you in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then our liability under this Letter will continue or be reinstated as if the discharge, release or arrangement had not occurred.

3.2	Waiver of defences

Our obligations under this Letter will not be affected by an act, omission, matter or thing which, but for this Clause 3.2, would reduce, release or prejudice any of our obligations under this Letter (without limitation and whether or not known to us or to you) including:

(a)	any time, waiver or consent granted to, or composition with, any Mauser Entity or other person;

(b)	the release of any other Mauser Entity or any other person under the terms of any composition or arrangement with any creditor of any Mauser Entity;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Mauser Entity or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Mauser Entity or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Guaranteed Agreement or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Agreement or any other document or security; or

(g)	any insolvency or similar proceedings.

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To the extent required, we hereby waive the application of Articles 2011 through 2039 of the Belgian Civil Code.

3.3	Our intent

Without prejudice to the generality of Clause 3.2 (Waiver of defences), we expressly confirm that we intend that our liability under this Letter shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Guaranteed Agreements.

3.4	Immediate recourse

We waive any right we may have of first requiring you to proceed against or enforce any other rights or security or claim payment from any person before claiming from us under this Letter. This waiver applies irrespective of any law or any provision of a Guaranteed Agreement to the contrary.

3.5	Appropriations

Until all amounts which become payable by the Mauser Entities under or in connection with the Guaranteed Agreements have been irrevocably paid in full, you may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by you in respect of those amounts, or apply and enforce the same in such manner and order as you see fit (whether against those amounts or otherwise) and we shall not be Entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from us or on account of our liability under this Letter.

3.6	Deferral of our rights

Until all amounts which become payable by the Mauser Entities under or in connection with the Guaranteed Agreements have been irrevocably paid in full and unless you otherwise direct, we will not exercise any rights which we may have by reason of any amount being payable, or liability arising, under this Letter:

(a)	to be indemnified by an Mauser Entity;

(b)	to claim any contribution from any other guarantor of any Mauser Entity’s obligations under the Guaranteed Agreements;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any of your rights under the Guaranteed Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Agreements by you;

(d)	to bring legal or other proceedings for an order requiring any Mauser Entity to make any payment, or perform any obligation, in respect of which we have given a guarantee under this Letter;

(e)	to exercise any right of set-off against any Mauser Entity; and/or

(f)	to claim or prove as a creditor of any Mauser Entity in competition with you.

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If we receive any benefit, payment or distribution in relation to such rights we shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to you by the Mauser Entities under or in connection with the Guaranteed Agreements to be paid in full to you and shall promptly pay or transfer the same to you or as you may direct.

3.7	Additional security

This Letter is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by you.

3.8	No security from Mauser Entities

Until all amounts which may be or become payable by the Mauser Entities under or in connection with the Guaranteed Agreements have been irrevocably paid in full, we shall not take, or retain, any security from any Mauser Entity or other person in connection with any of our liabilities under this Letter.

3.9	Not intuitu personae

Our obligations under this Letter do not have an intuitu personae character.

4.	NO COLLECTION GUARANTEE

(a)	Notwithstanding the foregoing but subject to paragraph (b) below, this Letter is not a guarantee of the collection of any of the Purchased Receivables and we shall not be responsible for any payment obligations to the extent the failure to perform such payment obligations results from the Purchased Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor.

(b)	Nothing in this Letter shall relieve any of the Mauser Entities from performing in full their undertakings and obligations under the Guaranteed Agreements.

5.	EFFECTIVENESS

This Letter shall become effective on 23 October 2015.

6.	TAX GROSS-UP

In the event any indemnity payment due under this Letter is or becomes subject to any deduction or withholding of any nature (for or on account for tax or other), such payment shall be increased to the extent necessary so that, after giving effect to the required deduction or withholding, you receive (without incurring any liability whatsoever in this respect) a net amount equal to the amount which it would have received under this Letter in the absence of such deduction or withholding.

7.	COUNTERPARTS

This Letter may be signed (manually or by facsimile) and delivered in one or more counterparts, all of which, taken together, shall constitute one and the same document.

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8.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, we:

(a)	irrevocably elect domicile at the offices of bailiff Philippe Mormal, having its offices at Avenue du Bois de la Cambre 212, 1050 Brussels in relation to any proceedings before the Belgian courts or any other legal action in connection with this Letter; and

(b)	agree that failure by bailiff Philippe Mormal to notify us of the process will not invalidate the proceedings concerned.

9.	GOVERNING LAW

This Letter and any non-contractual obligations arising out or in connection with this Letter shall be governed by, and construed in accordance with, the laws of Belgium.

10.	ENFORCEMENT

(a)	We agree that the courts of Brussels, Belgium (subject to paragraph (b) below) have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to the existence, validity or termination of this Letter or any non-contractual obligation arising out of or in connection with this Letter (a “Dispute”)) and for such purpose we irrevocably submit to the jurisdiction of the courts of Brussels, Belgium.

(b)	The agreement contained in paragraph (a) above is included for your benefit only. Accordingly, notwithstanding the exclusive agreement in paragraph (a) above and to the extent allowed by law, you shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, you may take concurrent proceedings in any number of jurisdictions.

(c)	Should paragraph (b) above be or become illegal, invalid or unenforceable, this shall not affect the legality, validity or enforceability of paragraph (a) above.

Very truly yours,

MAUSER HOLDING S.À R.L.

By:	/s/ Laurence Goblet	/s/ Christian Storch
Name:	Laurence Goblet	Christian Storch
Title:	Class A Manager	Class B Manager

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Agreed and accepted:

ING LUXEMBOURG S.A.

By:	/s/ Raphaël XIOL	/s/ Yves Verhulst
Name:	Raphaël XIOL	Yves Verhulst
Title:	Manager Corporate Clients & Real Estate	Manager Wholesale Banking Clients Corporate & Institutional Banking
Date: